EX-33.5
(logo)SUNTRUST

MANAGEMENT'S ASSERTION ON COMPLIANCE
WITH REGULATION AB CRITERIA

March 13, 2012

SunTrust Bank (the "Asserting Party") is responsible for assessing compliance with the servicing criteria set forth in Title 17, Section 229.1122(d)(2)(i) of the Code of Federal Regulations (the "CFR") (the "Applicable Servicing Criteria"), for securitization transactions serviced by SunTrust Mortgage, Inc, occurring after December 31, 2005 (the "Platform"). The Asserting Party is not assessing compliance with any other criteria set forth in Section 229.1122(d) of the CFR.

The Asserting Party has engaged [ACS, A Xerox Company] as a vendor, which is not deemed to be a servicer as defined in Item 1101(j) of Regulation AB (the "Vendor"), to perform specific, limited or scripted activities, and the Asserting Party elects to take responsibility for assessing compliance with the servicing criteria or portion of the servicing criteria applicable to such Vendor's activities.

The Asserting Party used the applicable criteria in paragraph (d) of Title 17, Section 229.1122 of the CFR to assess compliance with the Applicable Servicing Criteria.

The Asserting Party has concluded that it has complied, in all material respects, with the Applicable Servicing Criteria as of and for the twelve month period ending December 31, 2011 (the "Reporting Period").

The Asserting Party has not identified and is not aware of any material instance of noncompliance by the Vendor with the applicable servicing criteria as of December 31, 2011 and for the Reporting Period with respect to the Platform taken as a whole.

The Asserting Party has not identified any material deficiency in its policies and procedures to monitor the compliance by the Vendor with the applicable servicing criteria as of December 31, 2011 and for the Reporting Period with respect to the Platform taken as a whole.

Ernst & Young LLP, an independent registered public accounting firm, has issued an attestation report on the assessment of compliance with the Applicable Servicing Criteria for the Reporting Period as set forth in this assertion.


SUNTRUST BANK
Solely with respect to Section 229.1122(d)(2)(i)

By:/s/Timothy Janyska
Name: Timothy Janyska
Title: Group Vice President